                                                                    EXHIBIT 99.2


                                                        3rd Quarter, 2002 Report

Dear Fellow Citizens Shareholders,

Today our company reported an after tax loss of $45.9 million largely due to an $80 million incremental provision for loan losses and a special charge of $13.8 million related to our restructuring. The restructuring will ultimately reduce costs and the additional reserve will strengthen our balance sheet and appropriately recognize the risk in our loan portfolio.

Our clients have felt the impact of a sluggish economy, the possibility of further military action and stock market levels at a five-year low. Loan growth has slowed as many companies have pared down their work forces, decreased inventories and put a hold on building and expansion plans or they have struggled financially. In response, we increased our loan loss provision, charged off $65.5 million in consumer and commercial loans and increased loan loss reserves to 1.89% of total loans.

I'd like to share with you a number of the strong and important actions we're taking to improve our company and increase shareholder value, along with the rationale for our decisions.

After becoming president and CEO of Citizens in late February, I spent considerable time examining every aspect of our company. I spoke with managers, staff across the company, all Board members, and with clients, advisors and shareholders to get their feedback on our strengths and weaknesses and what we need to do to improve. Working with financial advisors and business consultants, the leadership group and I examined each business unit within the company. We found that the way we did business across the company cost too much, our client service could be significantly improved, our organizational structure was confusing and had too many layers, the credit quality of our commercial loan portfolio was problematic, and our corporate culture was too bureaucratic.

Out of this process, the Board and I concluded that we would need to make bold, aggressive changes to create a more profitable, efficient company and to achieve the operational excellence that will improve service for our clients, reduce our costs of doing business and lead to profitable growth. Citizens has a great franchise and a proud history. We are determined to take the necessary steps for our company to realize its potential.

In June we made a commitment to a new vision that will allow us to grow, improve client service, increase core deposits and loans, retain and expand client relationships and become more cost-efficient. In essence, we will become a client responsive, market-driven meritocracy. This new vision laid the foundation for the redesign of our business models and our organizational structure.

On September 26, we publicly disclosed our new business models, along with the resultant immediate reduction of 175 staff positions and the expected reduction of an additional 80 positions through normal attrition over the next 12 months. The most dramatic changes in our way of doing business can be seen in the redesign of our consumer and business banking units. The new models have fewer layers of staff between the decision-maker and our clients and will be much more client-responsive.

We have reinstated the branch manager concept in our retail delivery network to reestablish the leadership and sense of entrepreneurial responsibility needed for the success of each individual branch. We will transition into this new model over the next two months. This will help make consumer banking more efficient, more market-driven and place our branches in a position to manage the challenges of increasing core deposits and loans, winning new and retaining current clients and expanding client relationships. Additionally, a review of our branch office network led to our decision to consolidate twelve banking offices during the fourth quarter of 2002 and six offices during the first half of 2003.

In our business banking unit we are capitalizing on the implementation of an automated credit approval process for small business lending. This innovative approach substantially reduces our cost of loan production, speeds up our decision-making time and will improve credit quality. We intend to capitalize on the significant opportunities that this important market segment presents to us.

Effective November 1, we will significantly enhance our commercial credit approval process by providing our banking officers with the in-market credit and decision-making support they need to serve their commercial clients more quickly and efficiently. This new process places credit officers, with credit-decision authority, in our markets to work with our relationship officers. This new business model will streamline the process for our clients and bring critical consistency and objectivity to the credit-decision process, improving credit quality. We've also introduced a new risk-rating model that will more accurately recognize risk and provide a better early warning system for deteriorating credit based on changes in cash flow.

These new initiatives are expected to result in significant cost savings in 2003. As we strengthen our company through the changes we have made, we position ourselves to better compete and to improve shareholder value. The Board, leadership group, staff and I are fully committed to the changes that will make Citizens a great company. These changes will enable us to improve the core operating earnings of the company. We anticipate earnings of $0.48 to $0.51 per share in the fourth quarter with modest growth off that base in 2003. As our initiatives become more fully implemented we expect earnings growth to accelerate and will target 7-10% earnings per share growth in 2004 as compared to 2003.

Based on our strong capital position and earnings outlook, the Board declared a cash dividend of $0.285 per share of common stock. The dividend is payable on November 6, 2002, to shareholders of record on October 25, 2002. For those shareholders participating in the Dividend Reinvestment Plan, your dividends will be reinvested in Citizens common stock. Dividend Reinvestment Plan statements will be mailed on November 13 and will indicate your new share balance.

Finally, I'd like to report on our very successful efforts to strengthen the Citizens management team. In mid-June Wayne Schaeffer, one of our most experienced leaders, was named head of consumer banking. During the third quarter we welcomed Roy Eon as head of our operations and technology division and Charles Christy as the company's new CFO. Both have extensive backgrounds at very large banking organizations and bring with them the credentials and proven skills that I know will be of great benefit to our company going forward.

Our efforts will not stop with these announced actions and initiatives. We are unwaveringly committed to shareholder value through profitable growth, improved credit quality, balance sheet integrity and a strong capital base, which gives us the flexibility to take advantage of opportunities.

I appreciate your support and would value your input.

Sincerely,



William R. Hartman

This letter contains forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual future results to materially differ from those discussed. These risks and uncertainties include, but are not limited to, those which are discussed in the press release attached to this letter and in the Company's filings with the Securities and Exchange Commission. Other factors not currently anticipated by management may also materially and adversely affect Citizens' results of operations. Citizens does not undertake, and expressly disclaims any obligation, to update its forward-looking statements except as required by law.